Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated July 24, 2020, except for note 17(a), 17(g), 17(h), and 17(i), as to which the date is September 14, 2020, with respect to the financial statements of Athira Pharma, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-248428) and related Prospectus of Athira Pharma, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

September 16, 2020